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Exhibit 10.7

AGREEMENT FOR PURCHASE AND SALE OF LIMITED LIABILITY
COMPANY AND MEMBERSHIP INTERESTS THEREIN

        THIS AGREEMENT FOR PURCHASE AND SALE OF MEMBERSHIP INTERESTS (the "Agreement") is made and entered into effective as of December 3, 2004 (the "Effective Date"), by, between and among Marquez Energy, LLC ("MELLC") and Timothy Marquez ("Marquez"), David Christofferson ("Christofferson"), Terry Sherban ("Sherban") and Kevin Morrato ("Morrato") (Marquez, Christofferson, Sherban and Morrato collectively referred to herein as "Sellers") and Venoco, Inc. ("Buyer"), with reference to the following facts:

Recitals

        A.    Marquez, Christofferson, Sherban and Morroto (the "Members") collectively own one hundred percent (100%) of the outstanding membership interests in MELLC, a Colorado limited liability company (the "Membership Interests"), in the respective percentages set forth on Schedule A hereto ("Membership Percentage Interest").

        B.    MELLC owns the oil and gas properties, associated facilities and equipment, seismic data and other rights and interests as described on Schedule B hereto (the "Properties").

        C.    Sellers desire to sell, and Buyer desires to purchase, all of Sellers' right, title and interest in and to Sellers' Membership Interests and MELLC such that at Closing Buyer will become the sole member of MELLC.

Agreement

        NOW, THEREFORE, in consideration of the premises set forth above and subject to the mutual covenants, agreements, provisions, representations, warranties, conditions and terms of this Agreement, the parties agree as follows:

        1.     Purchase and Sale. Subject to the terms, covenants and conditions set forth in this Agreement each of the Members agrees to sell, transfer, assign and deliver to Buyer, and Buyer hereby agrees to purchase from Sellers, all of Sellers' Membership Interests in MELLC.

        2.     Deposit. Upon execution of this Agreement Buyer shall pay to each of the Members their Membership Percentage Interest share of a deposit in the amount of $2,000,000.00 (the "Deposit"), which amount shall be applied to the Purchase Price at Closing, or if Closing does not occur, either returned to Buyer or retained by Sellers as set forth in Section 11, below.

        3.     Purchase Price.

          3.1   The purchase price for Sellers' Membership Interests shall be determined as set forth in subparagraph (b), below, (the "Preliminary Purchase Price") as adjusted in subparagraph (c), below, but in no event shall it exceed a total of Twenty Five Million Dollars ($25,000,000.00). At Closing, the Preliminary Purchase Price, less the Deposit, shall be payable to each of the Members based on their respective Membership Percentage Interests.

          3.2   The Preliminary Purchase Price shall be an amount equal to the Member's equity as set forth in the December 31, 2004 balance sheet of MELLC, as prepared pursuant to Generally Accepted Accounting Principles and audited by the public accounting firm of Hein and Associates, LLP (i) adjusted to remove any effect of the Excluded Assets, (ii) less the book value of oil and gas properties as set forth on the balance sheet, (iii) plus the value of such oil and gas properties based upon the volume of the PDP, PDNP and PUD reserve categories (other than Excluded Reserves) as determined by Netherland, Sewell and Associates ("NSA") as of December 31, 2004, provided such reserve calculation shall be based upon NYMEX strip pricing as as set forth on Schedule 3.2 hereto (rather than December 31, 2004), multiplied by $1.75 for each MCFE of PDP reserves; $1.00 for each MCFE of PDNP reserves, and $0.75 for each MCFE of PUD reserves(1) (the "Initial NSA Report").

(1)
MCFE shall be calculated by converting each barrel of oil or condensate to an MCF of natural gas by using a conversion ratio of 1 barrel of oil = 6 MCF of natural gas. The converted barrels shall then be added to the MCF total as determined by NSA to calculate the MCFE.

  As used herein Excluded Assets refers to rights and interests of MELLC in the Willows and Grimes Fields in California acquired pursuant to that certain Participation Rights Agreement between Buyer and MELLC dated as of September 1, 2004. For purposes of determining the Preliminary Purchase Price and any adjusted purchase price as provided in subparagraph (c), below, no capital contribution value, no reserve value and no liabilities attributable to the MELLC ownership in the Participation Rights Agreement nor any future value or liabilities attributable to any agreement between the Sellers and Merrion Oil and Gas regarding any rights Merrion Oil and Gas may have or may acquire in such Participation Rights Agreement or the assets subject thereto shall be considered; the result being that for all purposes of determining the Preliminary Purchase Price and any adjusted purchase price, it shall be as if such Participation Rights Agreement had never been executed.

          3.3   The Preliminary Purchase Price shall be subject to adjustment in January 2006 and January 2007 based on third party reserve reports prepared as of December 31, 2005 and December 31, 2006, respectively, as such reports relate to the Properties (other than Excluded Properties) as follows:

            3.3.1 In January 2006 Buyer shall instruct NSA (or another nationally recognized engineering firm) to calculate quantities of all reserves then attributable to the Properties(2). Such report (the "First Supplemental Report") shall set forth the quantities of such reserves as of December 31, 2004, but using NYMEX pricing as of the Effective Date, as if the reservoir data known at the time such report is prepared had been known as of the date of the Initial NSA Report. If the formation evaluated was classified PDP, PDNP, or PUD on the Initial NSA Report, the comparable reserves shall be classed in the same categories on the First Supplemental Report. If the First Supplemental Report reserves are attributable to Properties which had not been given any proved reserves in the Initial NSA Report, such reserves shall be classified as PUD as of the December 31, 2004 effective date of the First Supplemental Report. The purpose of the Report is to determine what the Preliminary Purchase Price would have been if all reserves included in the First Supplemental Report had been included in the Initial NSA Report in the categories they would have been included in at December 31, 2004. In the event the information contained in the First Supplemental Report indicates a value higher than the Preliminary Purchase Price, Buyer shall within thirty (30) days of such report pay each of the Members, based on their Membership Percentage Interest, their proportionate share of such increased amount, subject to the maximum purchase price as set forth in paragraph 3(a).

(2)
For purposes of this section 3 (c), the use of the term Properties does not include Excluded Properties.

            3.3.2 In January 2007 the same process as described above shall occur and any increase in the value of the reserves as of December 31, 2004 shall result in Buyer paying such differential amount to the Sellers.

        4.     Representations and Warranties.

          4.1   Representations and Warranties of Sellers. Sellers each represent and warrant to Buyer as follows:

            4.1.1 Seller has all requisite power and authority to execute, deliver and perform all of Sellers' obligations under this Agreement and to consummate the transactions contemplated hereby. This agreement has been duly executed and delivered by Sellers and is enforceable according to its terms except as enforceability may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on equitable remedies.

            4.1.2 Sellers each own beneficially and legally each of Sellers' Membership Percentage Interests, free and clear of all liens, encumbrances, rights, charges and assessments of every nature and Sellers' Membership Interests are not subject to any restriction which would prevent the transfer of Sellers' Membership Interests to Buyer. No Seller has granted any option or right to purchase or acquire any of Sellers' Membership Interests nor has any Seller entered into any contract, agreement, commitment, understanding or arrangement relating to the Sellers' Membership Interests, or by which Seller is or may be bound or obligated to transfer or dispose of any of Sellers' Membership Interests. The transfer and delivery of the Sellers' Membership Interests to Buyer as contemplated by this Agreement will, as of the Closing Date, transfer all of Sellers' rights to the Sellers' Membership Interests free and clear of all liens, encumbrances, rights, charges and assessments of every nature.

            4.1.3 Upon the transfer of Sellers' Membership Interests to Buyer hereunder, Buyer will have good and marketable legal and beneficial title to Sellers' Membership Interests, including any and all voting rights pertaining to Sellers' Membership Interests, free and clear of all liens, encumbrances, rights, charges and assessments of any nature whatsoever.

            4.1.4 Except with respect to MELLC's Credit Agreement with the Bank of Oklahoma, the execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, license, permit, exemption or other action by or notice to or filing with any court or other governmental entity, under the provisions of any agreement, contract, instrument, or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of an arbitrator or governmental entity; except where such conflict, breach, default, violation or requirement would not have a material adverse effect.

            4.1.5 There are no actions, suits, proceedings, orders or investigations pending or, to Sellers' knowledge, threatened against or affecting such Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Sellers' performance under this Agreement or the consummation of the transactions contemplated hereby.

            4.1.6 There are no claims for brokerage commissions, finders fees' or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

            4.1.7 Except as set forth in Schedule 4.1.7, MELLC does not have any employees, agents or contractors with whom it has any contractual or other obligations, other than vendors whose contracts are cancelable upon notice of no more than 30 days.

            4.1.8 MELLC is not in violation of any order of any court or governmental authority or environmental law, with respect to operations on any of its properties, and there are no pending or, to the knowledge of Sellers', threatened actions or proceedings by any regulatory entity with respect to its operations.

            4.1.9 All material notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by MELLC in connection with the operation or use of any and all property of MELLC, including but not limited to past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed.

          4.2   Representations and Warranties of Buyer. Buyer has all requisite power and authority to execute, deliver and perform all of Buyer's obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is enforceable according to its terms except as enforceability may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on equitable remedies.

        5.     Covenants of Sellers.

          5.1   Sellers covenants that from the Effective Date to the Closing Date, except (a) as provided herein, (b) as required by any obligation, agreement, lease, contract, or instrument referred to on any Exhibit hereof, or (c) as otherwise consented to in writing by Buyer, Sellers will not and will not allow MELLC to (i) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (ii) dispose of, encumber or relinquish any of the Properties (other than relinquishments resulting from the expiration of leases that Seller has no right or option to renew); (iii) waive, compromise or settle any material right or claim with respect to any of the Properties; (iv) make capital or workover expenditures with respect to the Properties, except in the ordinary course of Seller's business or when required by an emergency when there shall have been insufficient time to obtain advance consent. Seller will promptly notify Buyer of any such emergency expenditures.

          5.2   From January 1, 2005 until Closing MELLC shall not, and Sellers shall not cause MELLC to (i) make any distributions to its Members except as specifically provided in Section 13.2 hereof, (ii) pay bonuses or make any other out of the ordinary payments to its Members who are also employees of MELLC, (iii) incur any debt or material contractual commitments, without Buyer's prior written consent, or (iv) take any other action, the effect of which would be to diminish the value of MELLC.

        6.     Due Diligence.

          6.1   Sellers shall afford to Buyer and its authorized representatives reasonable access, at Buyer's sole risk and expense, from the date hereof until the Closing Date during normal business hours, to (a) the Properties operated by Seller, provided, however, that Buyer shall indemnify and hold harmless Sellers from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses and causes of action arising from Buyer's inspection of the Properties, including, without limitation, claims for personal injuries, property damage and reasonable attorneys' fees, but excluding claims arising from Seller's gross negligence or willful misconduct, and (b) Sellers' operating, accounting, contract, corporate and legal files, records, materials, data and information regarding the Properties ("Data"); provided however, that Data shall not include (i) any legal materials the disclosure of which Seller determines would jeopardize the assertion of a privilege in ongoing or anticipated litigation with third parties, or (ii) information, the disclosure of which would violate any confidentiality agreement to which Sellers are bound.

          6.2   Buyer shall have a period of thirty-five (35) days commencing on the Effective Date (the "Due Diligence Period") to satisfy itself that Sellers have good and marketable title to the Properties and that there are no material adverse environmental conditions affecting the Properties.

          6.3   If Buyer determines, in good faith, that any title defects exist with respect to the Properties it shall promptly, but in no event later than five (5) days after the termination of the Due Diligence Period, notify Sellers in writing describing the nature of the defects. Sellers shall have ten (10) days after receipt of such notification to cure such defect(s). If Sellers are unable to cure such defects by the end of such period or provide Buyer assurance that such defects shall be cured by Sellers prior to Closing then, if such defects, in Buyer's reasonable judgment diminish the value of the Properties by an amount greater than $250,000, Buyer may terminate this Agreement without further obligation to Sellers by providing written notification to Sellers of such election.

          6.4   If Buyer determines in good faith that any material adverse environmental conditions exist with respect to the Properties it shall promptly, but in no event later than five (5) days after the termination of the Due Diligence Period, notify Sellers in writing describing the nature of the condition. Sellers shall have ten (10) days after receipt of such notification to cure such condition. If Sellers are unable to cure such condition by the end of such period or provide Buyer assurance that such condition will be cured by Sellers prior to Closing then, if such condition, in Buyer's reasonable judgment diminish the value of the Properties by an amount greater than $250,000, Buyer may terminate this Agreement without further obligation to Sellers by providing written notification to Sellers of such election.

        7.     Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to be performed at the Closing are subject to the fulfillment (or waiver by Sellers in its their sole discretion), before or at the Closing, of each of the following conditions:

          7.1   The representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Buyer shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

          7.2   There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Seller in connection therewith.

          7.3   All consents and approvals required to be obtained for this transaction shall have been obtained by Sellers or waived by Buyer or shall have expired without being exercised, except for those consents and approvals which are customarily obtained after closing.

        8.     Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

          8.1   The representations and warranties by Sellers set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Sellers, and each of them, shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

          8.2   There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Buyer in connection therewith.

          8.3   Buyer shall have completed the private placement of $150,000,000 of its senior unsecured notes; provided that Buyer shall have no obligation to sell such senior notes if, in its sole judgment, the terms and conditions upon which such notes may be sold are not completely satisfactory to Buyer.

          8.4   There shall not have been any material adverse change in the value of MELLC which change decreased the value of MELLC in an amount greater than $2,500,000 from the date of completion of due diligence as provided for in Section 6 of this Agreement through the Closing Date. For purposes of this provision "material adverse change" shall not include (i) any change in value related to natural gas prices and oil prices or other general industry conditions, (ii) any changes in production rates or gas and oil reserves of MELLC, or (iii) causality losses covered by insurance.

          8.5   The Bank of Oklahoma shall have provided Buyer with a written consent to the transaction contemplated by this Agreement in form and substance acceptable to Buyer.

        9.     Closing. Closing shall occur at a time and place mutually agreeable to Buyer and Sellers no later then the earlier of (i) 90 days after the Effective Date, or (ii) February 28, 2005 (the "Closing Date").

        10.   Sellers' Delivery as Closing. On the Closing Date, Seller shall deliver to Buyer an Assignment of Membership Interests for Sellers' Membership Interests in the form of Exhibit A attached hereto.

        11.   Termination of Agreement; Breach.

          11.1 This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by mutual agreement, Buyer shall have no further obligation or liability to the Sellers under this Agreement, and the Sellers shall have no further obligation or liability to the Buyer under this Agreement other than the prompt return of the Deposit.

          11.2 If all of Buyer's conditions to closing have been satisfied and Sellers are ready, willing and able to close and Buyer fails or refuses to close on or prior to February 28, 2005 Sellers may retain the Deposit and pursue any and all other remedies at law or in equity they may have for Buyer's breach.

          11.3 If all of Sellers' conditions to closing have been satisfied and Buyer is ready, willing and able to close and Sellers, or any one of them, refuses to close on or prior to February 28, 2005, Sellers shall promptly return the Deposit to Buyer and Buyer may pursue any and all remedies at law or in equity, including specific performance, it may have against Sellers.

          11.4 This Agreement may be terminated at the Closing Date (i) by Buyer, if all conditions to its obligations to close have not been satisfied or waived as of the Closing Date or (ii) by Sellers, if all conditions to their obligations to close have not been satisfied or waived as of the Closing Date. Any such termination under this Section 11.4 shall be without liability to the terminating party and upon such termination, Sellers shall return the Deposit to Buyer.

          11.5 This Agreement may be terminated at the Closing Date (i) by Buyer, if Buyer is ready, willing and able to close and Sellers are not because, through no fault of Sellers, any of Sellers' conditions to close are not satisfied as of the Closing Date or (ii) by Sellers, if Sellers are ready, willing and able to close and Buyer is not because, through no fault of Buyer, any of Buyer's conditions to close are not satisfied as of the Closing Date. Any termination under this Section 11.5 shall be without liability to the terminating party and upon such termination; Sellers shall return the Deposit to Buyer.

        12.   Survival. The representations and warranties contained in Sections 4.1.1 through 4.1.6 and 4.2 of this Agreement shall survive the execution of this Agreement and shall remain effective until the third anniversary of the Effective Date (the "Expiration Date"). All other representations and warranties shall terminate at Closing. The surviving representations and warranties shall be of no further force and effect after the Expiration Date, unless and to the extent that a claim or claims for indemnification have been asserted in writing to Seller (in the case of a claim by a Buyer Indemnitee) or to Buyer (in the case of a claim by a Seller Indemnitee) on or before the Expiration Date. The covenants of the parties shall survive until they are fully performed or discharged.

        13.   Further Assurances. The parties shall cooperate and use their respective best efforts promptly to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all governmental agencies and other persons necessary or useful to complete the transactions contemplated by this Agreement. In addition, Seller shall furnish Buyer with all information concerning himself, MELLC and such other matters as may be necessary or appropriate in connection with any statement, notice or application to be made by or on behalf of MELLC to any governmental agency in connection with the transactions contemplated by this Agreement. At the request of either party, including after the execution hereof and without payment or any additional consideration other than reimbursement for authorized and documented out-of-pocket expenses, the other party shall sign and deliver such further documents and take such further actions as may be reasonably requested by the requesting party in order to give effect in the provisions of this Agreement or to assist such requesting party in connection with any lawsuit, tax audit, other inquiry, accounting review or audit, proceeding or other matter, whether or not currently pending, which arises out of events or circumstances that precede the Effective Date and that relates to the transactions contemplated by this Agreement.

          13.1 Single Member Eligibility. Promptly following the execution hereof, Sellers and Buyer shall take any and all actions and shall execute any and all documents as may be necessary or required in order to authorize and permit MELLC to have a single member and to assure that Buyer will be admitted as and become the sole member of MELLC in accordance with the terms of, and as prescribed by, MELLC's Articles of Organization and the Operating Agreement, as either or both may be amended, and any other constituent documents and the laws of the State of Colorado.

          13.2 Certain Tax Matters. The sale contemplated hereby shall, for federal and state income tax purposes, be complete upon Closing. Accordingly, Sellers shall be responsible for their respective allocable share of federal and state income tax liability through Closing. MELLC shall distribute to each Member on the Closing Date an amount equal to 27.5% of the net taxable income (as determined for federal income tax purposes) recognized by MELLC and allocated to its Members.

        14.   General Provisions.

          14.1 Assignments, Successors and Assignee. All representations, warranties, covenants and agreements of Buyer and Seller shall bind their respective heirs, executors, personal representatives, successors and assignees ("Transferees") and shall inure to the benefit of their respective Transferees.

          14.2 Notices. Any notice, request, demand, or other communication required or permitted under this Agreement shall be in writing and (a) delivered personally, (b) delivered by a national overnight courier (e.g., Federal Express), or (c) transmitted by facsimile, addressed as follows:

To Sellers at:	Marquez Energy, LLC 370 Seventeenth St. Denver, CO 80202 Facsimile: (303) 626-8315
To Buyer at:	Venoco, Inc. 5464 Carpinteria Ave. Carpinteria, CA 93013 Facsimile: (805) 745-1816

  Notice shall be deemed to have been delivered only upon actual delivery to the intended addressee in the case of either personal, courier, or facsimile delivery. The addresses for purposes of this paragraph may be changed by giving written notice of such change in the manner provided herein for giving notices. Unless and until such written notice is delivered, the latest information stated by written notice, or provided herein if no written notice of change has been delivered, shall be deemed to continue in effect for all purposes hereunder.

          14.3 Number and Gender; Headings. Each number and gender shall be deemed to include each other number and gender as the context may require. The heading and caption contained in this Agreement shall not constitute a part thereof and shall not be used in its construction or interpretation.

          14.4 Construction and Interpretation. Each party has negotiated this Agreement at arm's length and agrees that its terms shall not be construed or interpreted in favor of or against any party.

          14.5 Severability. If any provision of this Agreement is found by any court or arbitral tribunal of competent jurisdiction to be invalid or unenforceable, the invalidity of such provision shall not affect the other provisions of this Agreement and all provisions not affected by the invalidity shall remain in full force and effect.

          14.6 Amendment and Modification. This Agreement may be amended or modified only by a writing executed by both Buyer and Seller.

          14.7 Governing Law. The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the internal laws of Colorado, and any actions or proceedings hereunder shall be brought in the County of Denver, State of Colorado.

          14.8 Arbitration. Any controversy between the parties hereto arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by either Sellers or Buyer to the other, which notice shall name a qualified, independent arbitrator. Within ten (10) days after the receipt of such notice, the other party(ies) shall name a qualified, independent arbitrator, or failing to do so, the party giving the notice shall name the second. The two arbitrators so appointed shall, within 15 days after the second arbitrator is named, name the third qualified, independent arbitrator, or failing to do so, the third arbitrator may be appointed by the Senior Judge (in service) of the United State District Court for the District of Colorado.

            14.8.1 Determination. The arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty

    (60) days after appointment of the third arbitrator. The arbitration shall be held in Denver, Colorado. If within such period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Seller in like manner as if none had been previously named.

            14.8.2 Decision Binding. The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted, and Buyer and Seller will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto, except that each party shall bear the compensation and expenses of its own counsel, witnesses, and employees.

          14.9 Entire Agreement. This Agreement and any agreement executed simultaneously in connection herewith cover all contracts and agreements among the parties relating to the subject matter of this Agreement. All other contracts and agreements among the parties which relate thereto are hereby terminated.

          14.10   Authority to Make Agreement. Each party represents and warrants that it has all necessary power and authority to enter into this Agreement and perform in accordance with the provisions thereof and that the Agreement has been duly and validly authorized, executed and delivered in accordance with all applicable laws and governing instruments.

          14.11   No Waiver. Each party may waive any condition precedent for its benefit or any breach by any other party, but in order to be effective the waiver by the party must be in writing. No waiver of any breach of any of the provisions of this Agreement shall be construed to be a waiver of succeeding breach of the same or any other provision.

          14.12   Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, except as expressly provided in this Agreement, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity or by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

          14.13   Attorneys. In any action or proceeding to enforce any provisions of this Agreement to seek damages for a breach of any provision hereof or when the provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

          14.14   Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and when delivered, shall be an original, but such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

"Buyer"
Venoco, Inc.
By:	/s/ GREG SCHRAGE
"Sellers"
Marquez Energy, LLC
/s/ TERRY SHERBAN
Timothy Marquez
/s/ TIMOTHY MARQUEZ
David Christofferson
/s/ DAVID CHRISTOFFERSON
Terry Sherban
/s/ TERRY SHERBAN
Kevin Morrato
/s/ KEVIN MORRATO

EXHIBIT A

ASSIGNMENT OF MEMBERSHIP INTERESTS

        This Assignment of Membership Interests is made as of December     , 2004, by and between                        , an individual resident of Colorado ("Assignor"), and Venoco, Inc. ("Assignee").

        For good and valuable consideration, receipt of which is hereby acknowledged, Assignor and Assignee agree as follows:

        1.     Assignor does hereby assign, transfer and convey unto Assignee all of Assignor's right, title and interest in and to Assignor's Membership Interests in Marquez Energy, LLC, a Colorado limited liability company (the "Company"), representing            percent (    %) of the outstanding membership interests in Company, together with all right, title and interest in and under the operating agreement of MELLC dated                        (the "Operating Agreement").

        2.     Assignee hereby acknowledges and accepts the foregoing assignment.

ASSIGNOR:

Address:

ASSIGNEE:
Address:

By:
By:

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AGREEMENT FOR PURCHASE AND SALE OF LIMITED LIABILITY COMPANY AND MEMBERSHIP INTERESTS THEREIN